UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SHARPER IMAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State of Incorporation or Organization)	94-2493558 (I.R.S. Employer Identification No.)

350 The Embarcadero, 6th Floor
San Francisco, CA (Address of Principal Executive Offices)	94105 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	0-15827 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

PREFERRED STOCK PURCHASE RIGHTS

Item 1: Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following as the last paragraph of Item 1:

On May 9, 2006, Sharper Image Corporation, a Delaware corporation (the “Company”), Richard J. Thalheimer, the Chairman and Chief Executive Officer of the Company, certain affiliated trusts of Mr. Thalheimer (together with Mr. Thalheimer, the “Thalheimer Entities”), and a group of investors led by Knightspoint Partners (the “Knightspoint Entities”) entered into an agreement with respect to the election of directors for the 2006 Annual Meeting of Stockholders of the Company and certain other related matters (the “Settlement Agreement”). In connection with the Settlement Agreement, the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement dated as of June 7, 1999 (the “Rights Agreement”). The effect of the Amendment is to permit the Company, the Thalheimer Entities and the Knightspoint Entities to enter into the Settlement Agreement, and to perform their respective obligations and exercise their respective rights thereunder, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

Specifically, the Amendment provides that the definition of “Acquiring Person” has been amended and restated in its entirety to exclude (i) the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any entity holding shares of common stock for or pursuant to the terms of any such plan, (ii) Richard J. Thalheimer, any of his affiliates or associates or any trust the beneficiaries of which are the children of Mr. Thalheimer (collectively with Mr. Thalheimer, the “Investor Group”), or (iii) the Knightspoint Entities or any of their affiliates or associates, but only during the time the Settlement Agreement is in effect and only to the extent the Knightspoint Entities and their affiliates and associates as a group (other than the Investor Group) are not, excluding shares held by the Investor Group, the beneficial owners of 15% or more of the shares of common stock of the Company then outstanding.

The Amendment is incorporated by reference herein, and the foregoing description of the Amendment is qualified in its entirety by reference to the Amendment.

Item 2: Exhibits

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit, which has been filed with the Securities and Exchange Commission:

1.	Amendment No. 1, dated as of May 9, 2006, to the Rights Agreement, dated as of June 7, 1999, between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 12, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE SHARPER IMAGE

By:	/s/ Jeffrey P. Forgan
	Name:	Jeffrey P. Forgan
	Title:	Executive Vice President, Chief Financial Officer

Date: May 12, 2006